EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Reports 2018 Third Quarter and Nine Month Results

Third Quarter Ended September 30, 2018
Net Income Per Share - $0.89
Non-GAAP Operating Income Per Share* - $0.48
Net Realized Investment Gains and Change in Net Unrealized
Investment Gains on Equity Investments Per Share - $0.41
Catastrophe and Storm Losses Per Share - $0.77
GAAP Combined Ratio - 100.0 percent

Nine Months Ended September 30, 2018
Net Income Per Share - $0.65
Non-GAAP Operating Income Per Share* - $0.66
Net Realized Investment Gains and Change in Net Unrealized
Investment Gains on Equity Investments Per Share - ($0.01)
Catastrophe and Storm Losses Per Share - $1.55
GAAP Combined Ratio - 104.7 percent

2018 Non-GAAP Operating Income Guidance* of $1.30 to $1.50 per share

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP). See “Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures” for additional information.

DES MOINES, Iowa (November 7, 2018) - EMC Insurance Group Inc. (Nasdaq:EMCI) (the “Company”), today reported net income of $19.1 million ($0.89 per share) and a loss and settlement expense ratio of 68.0 percent for the third quarter ended September 30, 2018, compared to net income of $746,000 ($0.03 per share) and a loss and settlement expense ratio of 77.1 percent for the third quarter of 2017. For the nine months ended September 30, 2018, the Company reported net income of $14.1 million ($0.65 per share) and a loss and settlement expense ratio of 71.4 percent, compared to net income of $13.1 million ($0.61 per share) and a loss and settlement expense ratio of 71.9 percent for the same period in 2017.

Included in the net income amounts reported for the third quarter and first nine months of 2018 are a pre-tax increase of $9.5 million and a pre-tax decrease of $799,000, respectively, in unrealized investment gains on the Company’s equity investments as required by updated accounting guidance adopted by the Company on January 1, 2018. Excluding the change in unrealized investment gains, the primary drivers of the increase in net income reported for the third quarter of 2018 are a lower level of catastrophe and storm losses and an increase in the amount of favorable development experienced on prior years’ reserves. Despite a large decline in the amount of catastrophe and storm losses for the first nine months of 2018, net income increased only slightly due to a decline in favorable development on prior years’ reserves and a high level of non-catastrophe losses in the property and casualty insurance segment during the first half of the year.

Also contributing to the net income amounts reported for the third quarter and first nine months of 2018 are $1.6 million and $681,000, respectively, of pre-tax realized investment gains, compared to $594,000 of pre-tax realized investment losses and $2.2 million of pre-tax realized investment gains for the same periods in 2017. The income tax expense/benefit amounts reported for 2018 reflect the new 21 percent federal corporate tax rate, compared to the 35 percent federal corporate tax rate in effect in 2017.

In the property and casualty insurance segment, the underlying loss and settlement expense ratio* (which excludes the impact of catastrophe and storm losses and development on prior years’ reserves) declined 1.8 percentage points to 56.7 percent in the third quarter of 2018, from 58.5 percent in the third quarter of 2017. This decline primarily reflects reductions in the ultimate settlement expense ratios established for several accident years in several lines of business. For the first nine months of 2018, the underlying loss and settlement expense ratio increased 2.2 percentage points to 64.1 percent from 61.9 percent in 2017.

“While our overall catastrophe and storm losses were down for the third quarter, they increased for the property and casualty insurance segment,” stated President and Chief Executive Officer Bruce G. Kelley. “The retention amounts under both semi-annual aggregate excess of loss reinsurance treaties have been filled. As a result, any additional catastrophe and storm losses incurred by the property and casualty insurance segment during the fourth quarter will be ceded to Employers Mutual Casualty Company (Employers Mutual), unless the limits of protection are exceeded.”

Kelley continued, “Our reinsurance segment continued to perform well given the active hurricane season and the significant catastrophic events that have impacted the industry. Premiums written growth remains strong as we were able to capitalize on opportunities for new business and increased participation on our best accounts during the January 1 renewal season.”

“The personal lines of business continue to weigh on underwriting profitability; however, the impact of this business will begin to diminish as we transition out of personal lines over the next 18 months and focus our efforts on strengthening and expanding our commercial lines business,” concluded Kelley.

Non-GAAP operating income, which excludes net realized investment gains/losses and, beginning in 2018, the change in net unrealized investment gains on equity investments from net income/loss, totaled $10.4 million ($0.48 per share) for the third quarter of 2018, compared to $1.1 million ($0.05 per share) for the third quarter of 2017. For the nine months ended September 30, 2018, the Company reported non-GAAP operating income of $14.2 million ($0.66 per share), compared to $11.6 million ($0.55 per share) for the same period in 2017.

The Company’s GAAP combined ratio was 100.0 percent in the third quarter of 2018, compared to 107.5 percent in the third quarter of 2017. For the first nine months of both 2018 and 2017, the GAAP combined ratio was 104.7 percent.

On January 1, 2018, the Company adopted updated accounting guidance issued by the FASB which prohibits including components of net periodic pension and postretirement benefit costs/income, other than the service cost component, in any capitalized asset. In conjunction with the adoption of this updated guidance, management elected to report all components of net periodic pension and postretirement benefit income, other than the service cost component, as other income in the consolidated statements of income. The service cost component continues to be reported in other underwriting expenses. This change in reporting was applied retrospectively for comparison purposes and did not impact the net income or non-GAAP operating income amounts reported for the third quarter and first nine months of 2018 and 2017, as other income and other underwriting expenses increased by the same amounts; however, it did increase the acquisition expense ratios, and therefore the combined ratios, by 1.1 percentage points and 1.2 percentage points for the three and nine months ended September 30, 2018, respectively and 0.8 percentage points and 0.9 percentage points for the three and nine months ended September 30, 2017, respectively.

Premiums earned increased 5.5 percent and 6.2 percent for the third quarter and first nine months of 2018, respectively. In the property and casualty insurance segment, premiums earned increased 4.8 percent and 4.6 percent for the third quarter and first nine months of 2018, respectively. These increases reflect small rate level increases on renewal business, an increase in retained policies in the commercial lines of business, and new business in both commercial and personal lines of business. In the reinsurance segment, premiums earned increased 8.0 percent and 12.0 percent for the third quarter and first nine months of 2018, respectively. These increases are attributed to increases in participation and higher estimated premiums achieved on existing multi-line contracts and a specialty casualty contract, higher estimated premiums on a large offshore energy contract within the pro rata line of business, and the addition of new business. The increases were partially offset by a continued decline in premiums reported by Mutual Re (formerly known as Mutual Reinsurance Bureau underwriting association) due to its withdrawal from non-standard automobile business.

Catastrophe and storm losses totaled $21.0 million ($0.77 per share after tax) in the third quarter of 2018, compared to $29.4 million ($0.90 per share after tax) in the third quarter of 2017. The property and casualty insurance segment experienced an elevated level of catastrophe and storm losses during the third quarter, primarily from Midwest storms and Hurricane Florence. As a result, the property and casualty insurance segment filled the $15 million retention amount under the July 1 through December 31 intercompany excess of loss reinsurance treaty with Employers Mutual, and ceded $1.4 million of catastrophe and storm losses to Employers Mutual. In addition, the property and casualty insurance segment incurred an additional $2.9 million of gross catastrophe and storm losses resulting from increases in the estimates of catastrophe and storm losses that occurred during the first six months of 2018. As a result, the $22 million retention amount under the intercompany reinsurance treaty covering the first half of the year was filled, and an additional $864,000 of catastrophe and storm losses were ceded to Employers Mutual. Having filled the retention amounts under both semi-annual aggregate excess of loss treaties, any additional catastrophe and storm losses incurred in the fourth quarter will be ceded to Employers Mutual, unless the limits of protection are exceeded. For the three and nine months ended September 30, 2017, the property and casualty subsidiaries ceded $3.0 million and $19.0 million of catastrophe and storm losses to Employers Mutual under the 2017 intercompany reinsurance program covering the first half of the year. No recoveries were made under the intercompany reinsurance treaty covering the second half of 2017.

In the third quarter of 2018, no recoveries were made under the reinsurance subsidiary’s intercompany annual aggregate catastrophe excess of loss treaty with Employers Mutual, which has a retention of $20 million, a limit of $100 million, and a 20 percent co-participation above the retention. Approximately $18.0 million of retention remains under this treaty. The reinsurance subsidiary did, however, recover $3.2 million under Industry Loss Warranties purchased in 2017 to provide additional protection in peak exposure territories. The reinsurance subsidiary retained 20 percent of this recovery under the co-participation provision of the intercompany reinsurance program, with the remaining 80 percent ceded to Employers Mutual. In the third quarter of 2017, the reinsurance segment incurred a record amount of catastrophe and storm losses, primarily stemming from Hurricanes Harvey, Irma and Maria. The reinsurance segment retained approximately $18.0 million of catastrophe and storm losses subject to the treaty, and ceded $9.0 million to Employers Mutual. Taking loss recoveries received and the premiums paid to Employers Mutual into consideration, the intercompany reinsurance program reduced the catastrophe and storm loss ratios by 20.4 and 5.4 percentage points for the three and nine months ended September 30, 2017.

Catastrophe and storm losses totaled $42.4 million ($1.55 per share after tax) for the first nine months of 2018, compared to $57.9 million ($1.77 per share after tax) for the same period in 2017. On a segment basis, catastrophe and storm losses totaled $17.0 million ($0.62 per share after tax) and $37.0 million ($1.35 per share after tax) in the property and casualty insurance segment, and $4.0 million ($0.15 per share after tax) and $5.4 million ($0.20 per share after tax) in the reinsurance segment for the three and nine months ended September 30, 2018, respectively.

The Company reported $5.9 million ($0.22 per share after tax) and $12.0 million ($0.44 per share after tax) of favorable development on prior years’ reserves during the third quarter and first nine months of 2018, respectively, compared to $4.4 million ($0.13 per share after tax) and $17.6 million ($0.54 per share after tax) for the same periods in 2017. In the property and casualty insurance segment, favorable development totaled $7.2 million in the third quarter of 2018, compared to $6.2 million in 2017. The majority of the favorable development experienced in the third quarter of 2018 was driven by reductions in the ultimate settlement expense ratios established for several accident years in several lines of business. In addition, the ultimate loss ratios were reduced for several accidents years in several lines of business, but to a lesser extent than the reduction in the settlement expense ratios. Included in the development amount reported for the first nine months of 2017 is $4.5 million of adverse development in the property and casualty insurance segment stemming from the settlement of claims for past and future legal fees and losses on a multi-year asbestos exposure associated with a former insured. In the reinsurance segment, adverse development totaled $1.3 million in the third quarter of 2018, compared to $1.8 million in 2017.

Net investment income increased 3.9 percent and 4.2 percent to $12.0 million and $35.1 million for the third quarter and first nine months of 2018, from $11.5 million and $33.7 million for the same periods in 2017, respectively. These increases are primarily attributed to growth in the fixed maturity portfolio and an increase in interest rates.

The pre-tax realized investment gains of $1.6 million and $681,000 reported for the third quarter and first nine months of 2018 include a pre-tax realized investment loss of $1.7 million for both periods generated from changes in the carrying value of a limited partnership that helps protect the Company from a sudden and significant decline in the value of its equity portfolio (the equity tail-risk hedging strategy). Pre-tax realized investment losses of $594,000 and pre-tax realized investment gains of $2.2 million for the third quarter and first nine months of 2017 include $1.0 million and $4.6 million, respectively, of pre-tax realized investment losses attributed to a decline in the carrying value of this limited partnership.

Other income totaled $2.3 million and $6.7 million in the third quarter and first nine months of 2018, respectively, and includes $1.9 million and $5.6 million of net periodic pension and postretirement benefit income, and $147,000 and $389,000 of foreign currency exchange gains. In the third quarter and first nine months of 2017, other income totaled $1.1 million and $3.0 million, respectively, and includes $1.3 million and $3.8 million of net periodic pension and postretirement benefit income, and $357,000 and $1.5 million of foreign currency exchange losses.

At September 30, 2018, consolidated assets totaled $1.7 billion, including $1.5 billion in the investment portfolio, and stockholders’ equity totaled $574.6 million, a decrease of 4.8 percent from December 31, 2017. Book value of the Company’s common stock decreased 5.4 percent to $26.63 per share from $28.14 per share at December 31, 2017, primarily due to a decline in unrealized investment gains on the fixed maturity portfolio attributable to an increase in interest rates during the year.

During the third quarter of 2018, no shares of the Company’s common stock were repurchased under its stock repurchase program. Approximately $14.0 million remains under this program. The amount and timing of stock repurchases depends on several factors, including, but not limited to, general market conditions, the economic environment and the rate of return that can be achieved through the repurchase of stock compared to other alternatives.

On October 30, 2018, management announced that, based on actual results for the first nine months of 2018 and projections for the remainder of the year, it was revising its 2018 non-GAAP operating income guidance from the previous range of $0.95 to $1.15 per share to a range of $1.30 to $1.50 per share. This guidance is based on a projected GAAP combined ratio of 102.6 percent for the year and investment income growth in the mid-single digits, with nominal changes to the other assumptions utilized in the projection.

The Company will hold an earnings conference call at noon Eastern time on Wednesday, November 7, 2018, to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the third quarter, as well as its expectations for the remainder of 2018. Dial-in information for the call is toll-free 1-844-850-0550 (International: 1-412-317-5180).

Members of the news media, investors and the general public are invited to access a live webcast of the earnings conference call via the Company’s investor relations page at investors.emcins.com. The webcast will be archived and available for replay for approximately 90 days following the earnings conference call. A transcript will be available on the Company’s website shortly after the completion of the earnings conference call.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual. EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking all information currently available into account. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the federal corporate tax rate;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “may”, “intend”, “likely” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
The Company prepares its public financial statements in conformity with GAAP. Management uses certain non-GAAP financial measures for evaluating the Company’s performance. These measures are considered non-GAAP financial measures under applicable Securities and Exchange Commission (SEC) rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. The Company’s calculation of non-GAAP financial measures may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s non-GAAP financial measures to the measures used by other companies. The following discussion includes reconciliations of the most directly comparable GAAP financial measures to the non-GAAP financial measures referenced in this report.

Non-GAAP operating income: One of the primary non-GAAP financial measures utilized by management for evaluating the Company’s performance is operating income. Non-GAAP operating income is calculated by excluding net realized investment gains/losses and, beginning in 2018, the change in net unrealized investment gains/losses on equity investments from net income/loss. While realized investment gains/losses are integral to the Company’s insurance operations over the long term, the decision to realize investment gains or losses in any particular period is subject to changing market conditions and management’s discretion, and is independent of the Company’s insurance operations. Prior to 2018, investments in equity investments were classified as available-for-sale and changes in unrealized investment gains/losses on equity investments were recognized in other comprehensive income. Effective January 1, 2018, the Company adopted the updated financial instruments guidance issued by the FASB, which requires changes in the unrealized investment gains/losses on equity investments to be recognized in net income/loss rather than other comprehensive income. Changes in unrealized investment gains/losses on equity investments are not predictable due to changing market conditions and are therefore also excluded from the calculation of non-GAAP operating income.

Management’s operating income guidance is also considered a non-GAAP financial measure. For the reasons noted above, management is unable to accurately project the amount of net income/loss that will result from realized investment gains/losses and changes in the unrealized investment gains/losses on equity investments, and therefore utilizes non-GAAP operating income in the Company’s projected annual guidance.

Management believes non-GAAP operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing insurance operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of net income/loss.

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
($ in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net income	$19,148	$746	$14,077	$13,054
Realized investment (gains) losses	(1,633)	594	(681)	(2,166)
Change in unrealized investment gains on equity investments	(9,502)	XXXX	799	XXXX
Income tax expense (benefit)	2,338	(208)	(25)	758
Net realized investment (gains) losses and, beginning in 2018, change in net unrealized investment gains on equity investments	(8,797)	386	93	(1,408)
Non-GAAP operating income	$10,351	$1,132	$14,170	$11,646

RECONCILIATION OF NET INCOME PER SHARE TO NON-GAAP OPERATING INCOME PER SHARE
	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net income	$0.89	$0.03	$0.65	$0.61
Realized investment (gains) losses	(0.08)	0.03	(0.03)	(0.10)
Change in unrealized investment gains on equity investments	(0.44)	XXXX	0.04	XXXX
Income tax expense (benefit)	0.11	(0.01)	(0.00)	0.04
Net realized investment (gains) losses and, beginning in 2018, change in net unrealized investment gains on equity investments	(0.41)	0.02	0.01	(0.06)
Non-GAAP operating income	$0.48	$0.05	$0.66	$0.55

Property and casualty insurance segment’s underlying loss and settlement expense ratio: The loss and settlement expense ratio is the ratio (expressed as a percentage) of losses and settlement expenses incurred to premiums earned, which management uses as a measure of underwriting profitability of the Company’s property and casualty insurance business. The underlying loss and settlement expense ratio is a non-GAAP financial measure which represents the loss and settlement expense ratio, excluding the impact of catastrophe and storm losses and development on prior years’ reserves. Management uses this ratio as an indicator of the property and casualty insurance segment’s underwriting discipline and performance for the current accident year. Management believes this ratio is useful for investors to understand the property and casualty insurance segment’s periodic earnings and variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophe and storm losses and development on prior years’ reserves. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of loss and settlement expense ratio.

RECONCILIATION OF THE PROPERTY AND CASUALTY INSURANCE SEGMENT'S LOSS AND SETTLEMENT EXPENSE RATIO TO THE UNDERLYING LOSS AND SETTLEMENT EXPENSE RATIO
	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Loss and settlement expense ratio	64.5%	61.5%	70.8%	66.0%
Catastrophe and storm losses	(13.5)%	(8.2)%	(10.1)%	(8.5)%
Favorable development on prior years' reserves	5.7%	5.2%	3.4%	4.4%
Underlying loss and settlement expense ratio	56.7%	58.5%	64.1%	61.9%

Industry Metric
Premiums written: Premiums written is an industry metric used in statutory accounting to quantify the amount of insurance sold during a specified reporting period. Management analyzes trends in premiums written to assess business efforts, and uses it as a financial measure for goal setting and determining a portion of employee and senior management awards and compensation. Premiums earned, used in both statutory and GAAP accounting, is the recognition of the portion of premiums written directly related to the expired portion of an insurance policy for a given reporting period. The unexpired portion of premiums written is referred to as unearned premiums, and represents the portion of premiums written that would be returned to a policyholder upon cancellation of a policy.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended September 30, 2018	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$126,213	$37,495	$—	$163,708
Investment income, net	8,514	3,423	14	11,951
Other income	2,184	147	—	2,331
	136,911	41,065	14	177,990
Losses and expenses:
Losses and settlement expenses	81,435	29,842	—	111,277
Dividends to policyholders	2,654	—	—	2,654
Amortization of deferred policy acquisition costs	21,182	7,601	—	28,783
Other underwriting expenses	20,426	498	—	20,924
Interest expense	170	—	—	170
Other expenses	282	—	591	873
	126,149	37,941	591	164,681
Operating income (loss) before income taxes	10,762	3,124	(577)	13,309
Net realized investment gains (losses) and change in unrealized investment gains on equity investments	6,760	4,476	(101)	11,135
Income (loss) before income taxes	17,522	7,600	(678)	24,444
Income tax expense (benefit):
Current	2,961	722	(99)	3,584
Deferred	859	897	(44)	1,712
	3,820	1,619	(143)	5,296
Net income (loss)	$13,702	$5,981	$(535)	$19,148
Average shares outstanding				21,556,557
Per Share Data:
Net income (loss) per share - basic and diluted	$0.64	$0.28	$(0.03)	$0.89
Catastrophe and storm losses (after tax)	$0.62	$0.15	$—	$0.77
Favorable (adverse) development on prior years' reserves (after tax)	$0.27	$(0.05)	$—	$0.22
Dividends per share				$0.22
Other Information of Interest:
Premiums written	$152,787	$39,898	$—	$192,685
Catastrophe and storm losses	$17,033	$3,975	$—	$21,008
(Favorable) adverse development on prior years' reserves	$(7,203)	$1,294	$—	$(5,909)
GAAP Ratios:
Loss and settlement expense ratio	64.5%	79.6%	—%	68.0%
Acquisition expense ratio	35.1%	21.6%	—%	32.0%
Combined ratio	99.6%	101.2%	—%	100.0%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended September 30, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$120,472	$34,718	$—	$155,190
Investment income, net	8,252	3,237	12	11,501
Other income (loss)[1]	1,457	(358)	—	1,099
	130,181	37,597	12	167,790
Losses and expenses:
Losses and settlement expenses	74,039	45,537	—	119,576
Dividends to policyholders	46	—	—	46
Amortization of deferred policy acquisition costs	19,491	6,939	—	26,430
Other underwriting expenses[1]	20,387	412	—	20,799
Interest expense	84	—	—	84
Other expenses	170	—	531	701
	114,217	52,888	531	167,636
Operating income (loss) before income taxes	15,964	(15,291)	(519)	154
Realized investment losses	(108)	(486)	—	(594)
Income (loss) before income taxes	15,856	(15,777)	(519)	(440)
Income tax expense (benefit):
Current	3,428	(5,473)	(152)	(2,197)
Deferred	1,466	(425)	(30)	1,011
	4,894	(5,898)	(182)	(1,186)
Net income (loss)	$10,962	$(9,879)	$(337)	$746
Average shares outstanding				21,356,588
Per Share Data:
Net income (loss) per share - basic and diluted	$0.52	$(0.46)	$(0.03)	$0.03
Catastrophe and storm losses (after tax)	$0.30	$0.60	$—	$0.90
Favorable (adverse) development on prior years' reserves (after tax)	$0.19	$(0.06)	$—	$0.13
Dividends per share				$0.21
Other Information of Interest:
Premiums written	$144,011	$36,523	$—	$180,534
Catastrophe and storm losses	$9,922	$19,499	$—	$29,421
(Favorable) adverse development on prior years' reserves	$(6,242)	$1,822	$—	$(4,420)
GAAP Ratios:
Loss and settlement expense ratio	61.5%	131.2%	—%	77.1%
Acquisition expense ratio[1]	33.1%	21.1%	—%	30.4%
Combined ratio[1]	94.6%	152.3%	—%	107.5%

[1]Amounts for other income (loss), other underwriting expenses and the acquisition expense and combined ratios are restated for new accounting guidance for the reporting of retirement benefit expenses that became effective January 1, 2018.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Nine months ended September 30, 2018	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$366,340	$111,100	$—	$477,440
Investment income, net	25,072	10,001	27	35,100
Other income	6,330	389	—	6,719
	397,742	121,490	27	519,259
Losses and expenses:
Losses and settlement expenses	259,191	81,805	—	340,996
Dividends to policyholders	7,160	—	—	7,160
Amortization of deferred policy acquisition costs	61,654	23,850	—	85,504
Other underwriting expenses	64,856	1,374	—	66,230
Interest expense	483	—	—	483
Other expenses	759	—	1,815	2,574
	394,103	107,029	1,815	502,947
Operating income (loss) before income taxes	3,639	14,461	(1,788)	16,312
Net realized investment gains (losses) and change in unrealized investment gains on equity investments	(1,225)	1,208	(101)	(118)
Income (loss) before income taxes	2,414	15,669	(1,889)	16,194
Income tax expense (benefit):
Current	(1,160)	3,032	(393)	1,479
Deferred	523	119	(4)	638
	(637)	3,151	(397)	2,117
Net income (loss)	$3,051	$12,518	$(1,492)	$14,077
Average shares outstanding				21,529,394
Per Share Data:
Net income (loss) per share - basic and diluted	$0.14	$0.58	$(0.07)	$0.65
Catastrophe and storm losses (after tax)	$1.35	$0.20	$—	$1.55
Favorable (adverse) development on prior years' reserves (after tax)	$0.46	$(0.02)	$—	$0.44
Dividends per share				$0.66
Book value per share				$26.63
Effective tax rate				13.1%
Annualized net income as a percent of beg. SH equity				3.1%
Other Information of Interest:
Premiums written	$404,257	$109,612	$—	$513,869
Catastrophe and storm losses	$37,000	$5,374	$—	$42,374
(Favorable) adverse development on prior years' reserves	$(12,489)	$493	$—	$(11,996)
GAAP Ratios:
Loss and settlement expense ratio	70.8%	73.6%	—%	71.4%
Acquisition expense ratio	36.5%	22.7%	—%	33.3%
Combined ratio	107.3%	96.3%	—%	104.7%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Nine months ended September 30, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$350,307	$99,207	$—	$449,514
Investment income, net	24,225	9,421	33	33,679
Other income (loss)[1]	4,457	(1,457)	—	3,000
	378,989	107,171	33	486,193
Losses and expenses:
Losses and settlement expenses	231,067	92,022	—	323,089
Dividends to policyholders	5,184	—	—	5,184
Amortization of deferred policy acquisition costs	59,186	21,588	—	80,774
Other underwriting expenses[1]	60,128	1,438	—	61,566
Interest expense	253	—	—	253
Other expenses	580	—	1,684	2,264
	356,398	115,048	1,684	473,130
Operating income (loss) before income taxes	22,591	(7,877)	(1,651)	13,063
Realized investment losses	3,033	(867)	—	2,166
Income (loss) before income taxes	25,624	(8,744)	(1,651)	15,229
Income tax expense (benefit):
Current	5,565	(3,044)	(603)	1,918
Deferred	1,208	(976)	25	257
	6,773	(4,020)	(578)	2,175
Net income (loss)	$18,851	$(4,724)	$(1,073)	$13,054
Average shares outstanding				21,295,882
Per Share Data:
Net income (loss) per share - basic and diluted	$0.89	$(0.22)	$(0.06)	$0.61
Catastrophe and storm losses (after tax)	$0.91	$0.86	$—	$1.77
Favorable development on prior years' reserves (after tax)	$0.48	$0.06	$—	$0.54
Dividends per share				$0.63
Book value per share				$26.90
Effective tax rate				14.3%
Annualized net income as a percent of beg. SH equity				3.2%
Other Information of Interest:
Premiums written	$385,209	$95,345	$—	$480,554
Catastrophe and storm losses	$29,922	$27,996	$—	$57,918
Favorable development on prior years' reserves	$(15,555)	$(2,062)	$—	$(17,617)
GAAP Ratios:
Loss and settlement expense ratio	66.0%	92.8%	—%	71.9%
Acquisition expense ratio[1]	35.5%	23.2%	—%	32.8%
Combined ratio[1]	101.5%	116.0%	—%	104.7%

[1]Amounts for other income (loss), other underwriting expenses and the acquisition expense and combined ratios are restated for new accounting guidance for the reporting of retirement benefit expenses that became effective January 1, 2018.

CONSOLIDATED BALANCE SHEETS
	September 30, 2018	December 31, 2017
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,264,975 and $1,253,166)	$1,248,072	$1,275,016
Equity investments, at fair value (cost $155,734 and $144,274)	238,768	228,115
Equity investments, at alternative measurement of cost less impairments	1,200	—
Other long-term investments	17,818	13,648
Short-term investments	33,717	23,613
Total investments	1,539,575	1,540,392

Cash	302	347
Reinsurance receivables due from affiliate	33,448	31,650
Prepaid reinsurance premiums due from affiliate	12,470	12,789
Deferred policy acquisition costs (affiliated $47,323 and $40,848)	47,653	41,114
Amounts due from affiliate to settle inter-company transaction balances	8,067	—
Prepaid pension and postretirement benefits due from affiliate	22,769	20,683
Accrued investment income	11,714	11,286
Amounts receivable under reverse repurchase agreements	16,500	16,500
Accounts receivable	1,103	1,604
Income taxes recoverable	1,531	—
Goodwill	942	942
Other assets (affiliated $4,706 and $4,423)	5,028	4,633
Total assets	$1,701,102	$1,681,940

LIABILITIES
Losses and settlement expenses (affiliated $756,751 and $726,413)	$761,581	$732,612
Unearned premiums (affiliated $291,464 and $256,434)	292,983	257,797
Other policyholders' funds (all affiliated)	9,145	10,013
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	—	367
Pension benefits payable to affiliate	4,111	4,185
Income taxes payable	—	544
Deferred income taxes	7,090	15,020
Other liabilities (affiliated $26,440 and $27,520)	26,584	32,556
Total liabilities	1,126,494	1,078,094

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 30,000,000 shares; issued and outstanding, 21,575,286 shares in 2018 and 21,455,545 shares in 2017	21,575	21,455
Additional paid-in capital	127,520	124,556
Accumulated other comprehensive income (loss)	(15,082)	83,384
Retained earnings	440,595	374,451
Total stockholders' equity	574,608	603,846
Total liabilities and stockholders' equity	$1,701,102	$1,681,940

LOSS AND SETTLEMENT EXPENSE BY LINE OF BUSINESS
	Three months ended September 30,
	2018			2017
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$32,851	$22,776	69.3%	$30,229	$24,293	80.4%
Property	25,271	15,223	60.2%	27,980	15,803	56.5%
Workers' compensation	24,249	16,931	69.8%	25,373	11,386	44.9%
Other liability	31,399	19,825	63.1%	24,996	15,802	63.2%
Other	2,368	(1,014)	(42.8)%	2,203	447	20.3%
Total commercial lines	116,138	73,741	63.5%	110,781	67,731	61.1%

Personal lines	10,075	7,694	76.4%	9,691	6,308	65.1%
Total property and casualty insurance	$126,213	$81,435	64.5%	$120,472	$74,039	61.5%

Reinsurance
Pro rata reinsurance	$10,484	$8,394	80.1%	$10,730	$10,159	94.7%
Excess of loss reinsurance	27,011	21,448	79.4%	23,988	35,378	147.5%
Total reinsurance	$37,495	$29,842	79.6%	$34,718	$45,537	131.2%

Consolidated	$163,708	$111,277	68.0%	$155,190	$119,576	77.1%

	Nine months ended September 30,
	2018			2017
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$95,155	$75,949	79.8%	$87,275	$74,926	85.8%
Property	79,059	57,475	72.7%	79,551	51,291	64.5%
Workers' compensation	74,380	51,975	69.9%	75,419	41,451	55.0%
Other liability	81,952	49,497	60.4%	73,378	40,833	55.6%
Other	6,782	(395)	(5.8)%	6,509	777	11.9%
Total commercial lines	337,328	234,501	69.5%	322,132	209,278	65.0%

Personal lines	29,012	24,690	85.1%	28,175	21,789	77.3%
Total property and casualty insurance	$366,340	$259,191	70.8%	$350,307	$231,067	66.0%

Reinsurance
Pro rata reinsurance	$33,627	$18,175	54.0%	$33,181	$23,979	72.3%
Excess of loss reinsurance	77,473	63,630	82.1%	66,026	68,043	103.1%
Total reinsurance	$111,100	$81,805	73.6%	$99,207	$92,022	92.8%

Consolidated	$477,440	$340,996	71.4%	$449,514	$323,089	71.9%

PREMIUMS WRITTEN
	Three months ended September 30, 2018		Three months ended September 30, 2017
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$34,688	18.0%	$32,678	18.1%	6.2%
Property	39,799	20.7%	33,958	18.8%	17.2%
Workers' compensation	34,880	18.1%	36,266	20.1%	(3.8)%
Other liability	30,093	15.6%	28,212	15.6%	6.7%
Other	2,667	1.4%	2,529	1.4%	5.5%
Total commercial lines	142,127	73.8%	133,643	74.0%	6.3%

Personal lines	10,660	5.5%	10,368	5.8%	2.8%
Total property and casualty insurance	$152,787	79.3%	$144,011	79.8%	6.1%

Reinsurance
Pro rata reinsurance	$10,817	5.6%	$10,591	5.9%	2.1%
Excess of loss reinsurance	29,081	15.1%	25,932	14.3%	12.1%
Total reinsurance	$39,898	20.7%	$36,523	20.2%	9.2%

Consolidated	$192,685	100.0%	$180,534	100.0%	6.7%

	Nine months ended September 30, 2018		Nine months ended September 30, 2017
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$104,621	20.4%	$97,759	20.3%	7.0%
Property	96,852	18.8%	87,825	18.3%	10.3%
Workers' compensation	80,246	15.6%	83,025	17.3%	(3.3)%
Other liability	84,699	16.5%	80,217	16.7%	5.6%
Other	7,574	1.5%	7,226	1.5%	4.8%
Total commercial lines	373,992	72.8%	356,052	74.1%	5.0%

Personal lines	30,265	5.9%	29,157	6.1%	3.8%
Total property and casualty insurance	$404,257	78.7%	$385,209	80.2%	4.9%

Reinsurance
Pro rata reinsurance	$32,644	6.3%	$30,096	6.3%	8.5%
Excess of loss reinsurance	76,968	15.0%	65,249	13.5%	18.0%
Total reinsurance	$109,612	21.3%	$95,345	19.8%	15.0%

Consolidated	$513,869	100.0%	$480,554	100.0%	6.9%

Contacts
Investors:	Media:
Steve Walsh, 515-345-2515	Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com	lisa.l.hamilton@emcins.com